Exhibit 99.1
For Immediate Release
TrueCar Reports Inducement Grant Under NASDAQ Listing Rules
SANTA MONICA, Calif., (December 14, 2015) - TrueCar, Inc. (NASDAQ: TRUE) today reported, as required by NASDAQ Stock Market Rules, an equity inducement award to Victor “Chip” Perry III, the company’s new President and Chief Executive Officer, who officially joined the company today.
As an inducement material to Mr. Perry entering into employment with the company, and in accordance with NASDAQ Listing Rule 5635(c)(4), on December 14, 2015, the Compensation Committee of the Board of Directors of the company granted Mr. Perry an option to purchase 1,840,000 shares of the company’s common stock (the “Inducement Award”). The Inducement Award was made outside of the company’s current equity plan, but will be subject to terms and conditions generally consistent with those in the company’s 2014 Equity Incentive Plan. The Inducement Award has a 10-year maximum term and an exercise price per share equal to the closing price of a share of the company’s common stock on the date of grant. Beginning on March 1, 2016, the Inducement Award will vest monthly over 48 months in approximately equal monthly installments. Vesting of the Inducement Award is subject to Mr. Perry’s continued service through each applicable vesting date and accelerated vesting under certain circumstances as more fully described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 23, 2015.

About TrueCar
TrueCar, Inc. (NASDAQ: TRUE) gives consumers transparent insight into what others paid and access to guaranteed savings off MSRP from TrueCar Certified Dealers. TrueCar’s network of more than 10,000 trusted Certified Dealers is committed to providing upfront pricing information and a hassle-free buying experience. TrueCar powers car-buying programs for some of the largest U.S. membership and service organizations, including AARP, American Express, AAA, Sam’s Club and USAA. Not all program features are available in all states. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow us on Facebook or Twitter.

Investor Contact
Alison Sternberg
424-258-8771
asternberg@truecar.com

Media Contact
Alan Ohnsman
424-258-8044
aohnsman@truecar.com

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